CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Amana Mutual Funds Trust and to the use of our report dated July 28, 2010 on the financial statements and financial highlights of the Amana Income Fund, Amana Growth Fund, and Amana Developing World Fund, each a series of the Amana Mutual Funds Trust. Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP
TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 3, 2010